Exhibit 5.1

Joe R. Lane (1858-1931)	____________ 220 North Main Street, Suite 600 Davenport, Iowa 52801-1987 Telephone (563) 324-3246 Fax (563) 324-1616 June 30, 2010	Diane M. Reinsch*
Charles M. Waterman (1847-1924)		Catherine E. E. Hult*
C. Dana Waterman III		Mikkie R. Schiltz*
Charles E. Miller*		Diane E. Puthoff*
James A. Mezvinsky		Stacey L. Hall*
David A. Dettmann*		Wendy S. Meyer*
Terry M. Giebelstein*		Ian J. Russell*
Rand S. Wonio		Benjamin J. Patterson*
Curtis E. Beason		Douglas R. Lindstrom, Jr.*
Robert V. P. Waterman, Jr.*		Eric J. Long*
Peter J. Benson*		Rian D. Waterman
Michael L. Noyes		Joshua T. Mandelbaum*
R. Scott Van Vooren*		Khara Coleman Washington*
Thomas D. Waterman*

Registered Patent Attorneys

Kathryn E. Cox

April A. Marshall*

Of Counsel

Robert A. Van Vooren*

Thomas N. Kamp

William C. Davidson*

*Also Admitted in Illinois

Illinois Office

3551 7th Street, Suite 110

Moline, IL 61265

John D. Telleen*
Richard A. Davidson*
Michael P. Byrne*
Edmund H. Carroll*
Jeffrey W. Paul*
Theodore F. Olt III*
Cameron A. Davidson*
Judith L. Herrmann*
Robert B. McMonagle*
Christopher J. Curran*
Joseph C. Judge*
Jason J. O’Rourke*
Troy D. Venner*
Courtney M. Kay-Decker*
Troy A. Howell*

Lee Enterprises, Incorporated

201 N. Harrison Street

Davenport, IA 52801

RE:	Lee Enterprises, Incorporated

Registration Statement on Form S-3

File No. 333-

Ladies and Gentlemen :

We have examined the Registration Statement on Form S-3 (the “Registration Statement”), of Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2010, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of the following securities (the “Securities”): (i) one or more series of senior debt securities, senior convertible debt securities, subordinated debt securities and subordinated convertible debt securities (the “Debt Securities”); (ii) shares of common stock, par value $2.00 per share, including associated common stock purchase rights shares of common stock (the “Common Stock”); (iii) shares of serial convertible preferred stock and preferred stock represented by depositary shares (the “Preferred Stock”); (iv) depositary shares (the “Depositary Shares”); (v) warrants permitting holders to purchase upon exercise Debt Securities, Common Stock or Preferred Stock (the “Warrants”); (vi) purchase contracts obligating holders to purchase or sell, and the Company to sell or purchase, on specified dates, Debt Securities, Common Stock, Preferred Stock, securities issued by third parties, baskets of such securities, an index or indices of such securities, any combination of the above, currencies or commodities (the “Purchase Contracts”); and (vii) units (the “Units”).

        We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that the Registration Statement has become effective under the Securities Act and that the terms of the Securities and their issue and sale do not and will not violate any applicable law or agreement or instrument then binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Lee Enterprises, Incorporated

June 30, 2010

Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (y) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), we are of the opinion that:

1.	With respect to Common Stock, including shares of Common Stock to be issued upon conversion or exercise of any Security that is convertible into or exercisable for Common Stock in accordance with the terms of such Security, when the shares of Common Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.	With respect to Preferred Stock, including shares of Preferred Stock to be issued upon conversion or exercise of any Security that is convertible into or exercisable for Preferred Stock in accordance with the terms of such Security, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.	With respect to the Warrants, when (a) a warrant agreement relating to the Warrants (the “Warrant Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company.

4.	With respect to Depositary Shares, when (a) a deposit agreement relating to the Depositary Shares (the “Deposit Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the applicable Certificate of Designation for the Depositary Shares has been duly filed with the Office of the Secretary of State of the State of Delaware, and (c) the Depositary Shares have been issued and delivered in accordance with the Deposit Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Depositary Shares will be validly issued, fully paid and non-assessable.

5.	With respect to Purchase Contracts, when (a) a purchase contract agreement relating to the Purchase Contracts (the “Purchase Contract Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Purchase Contracts have been established in accordance with the terms of the Purchase Contract Agreement, (c) the terms of any collateral or security arrangements relating to such Purchase Contracts have been established and the agreements related thereto have been validly executed and delivered by each of the parties thereto and any collateral has been deposited with the collateral agent in accordance with such arrangements, and (d) such Purchase Contracts have been executed and delivered in accordance with the Purchase Contract Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Purchase Contracts will be legal, valid and binding obligations of the Company.

Lee Enterprises, Incorporated

June 30, 2010

6.	With respect to the Units, when (a) a unit agreement relating to the Units (the “Unit Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Units have been established in accordance with the Unit Agreement, and (c) the Units and have been executed and delivered in accordance with the related Unit Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Units will be legal, valid and binding obligations of the Company.

The opinions set forth in paragraphs 3, 5 and 6 above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the Delaware General Corporation Law as currently in effect and the facts as they currently exist. For purposes hereof, “Delaware General Corporation Law” includes such statute, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal, or state securities laws or regulations.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,